Exhibit 99.1
Investor Contact: Paul Fehlman, Vice President Financial Planning & Analysis and Investor Relations (972) 443-6517
Media Contact: Steve Boone, Director Global Communications and Public Affairs, (972) 443-6644
FOR IMMEDIATE RELEASE
Flowserve Corporation Reports Second Quarter Results
Reaffirms 2010 Full Year EPS Forecast
DALLAS, July 28, 2010 — Flowserve Corp. (NYSE:FLS), a leading provider of flow control products and services for the global infrastructure markets, announced today financial results for the second quarter of 2010 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. The information below highlights the second quarter and first half 2010 results.
Highlights
Second Quarter of 2010 (all comparisons versus the second quarter of 2009 unless otherwise noted):
•	Fully diluted EPS of $1.62, down 15.6%, including realignment charges of $0.10 and $0.19 of net after-tax currency charges
•	Bookings of $1.13 billion, up 9.5%, or 10.6% excluding negative currency effects of $12 million
•	Sales of $961 million, down 11.9%, or 10.6% excluding negative currency effects of $14 million
•	Gross margin increase of 30 basis points to 35.7%
•	Operating income of $146 million, down 8.1%, including realignment charges of $7.6 million
•	Operating margin increase of 60 basis points to 15.2%
•	Cash balance of $504 million at June 30, 2010, resulting in net debt of $33 million, before usage of about $200 million for the July 16 Valbart acquisition

•	Backlog increased to $2.50 billion, including negative currency effects of $159 million, compared to $2.37 billion in backlog at December 31, 2009
First Half of 2010 (all comparisons versus the first half of 2009 unless otherwise noted):
•	Fully diluted EPS of $3.04, down 14.6%, including realignment charges of $0.11 and net currency charges of $0.50, including $0.15 related to the Venezuelan Bolivar devaluation
•	Bookings of $2.20 billion, up 10.3%, or 8.4% excluding currency benefits of $37 million
•	Sales of $1.92 billion, down 9.2%, or 10.8% excluding currency benefits of $33 million
•	Gross margin increase of 30 basis points to 36.0%
•	Operating income of $288 million, down 5.8%, including realignment charges of $8.1 million
•	Operating margin increase of 50 basis points to 15.0%
“I am pleased with our second quarter results and our increased bookings performance this quarter, as this was our seventh consecutive quarter of bookings around $1 billion,” said Mark Blinn, Flowserve president and chief executive officer. “Our book-to-bill ratio of 1.18 resulted in increased backlog for the second consecutive quarter and was supported by large projects that broke loose. Also, our aftermarket bookings of $449 million grew to around 40% of total bookings this quarter, which represents an increase of about 10% year over year and about 13% sequentially. This increase reinforces our belief that our end user focus continues to create aftermarket growth opportunities,” Blinn added.
“Our operating margins were stable this quarter despite lower revenues, which were affected by lower 2009 bookings levels,” Blinn continued. “The benefits of realignment, supply chain management and steady aftermarket business helped offset some of the margin pressure from sales volume and pricing headwinds. Our cost control programs also contributed to margin performance, as our second quarter SG&A expense fell from $231 million to $201 million.”
The company reaffirmed its 2010 full year EPS target range of between $6.35 and $7.15, despite adverse currency effects during the first half of the year. This updated guidance includes the full impact of up to $20 million, or $0.26 per share, in realignment costs and an after tax charge of approximately $8.6 million, or $0.15 per share, related to the Venezuelan currency devaluation.
“The significant movement of the U.S. dollar against the euro in the second quarter and the resulting mark on our cash flow hedges had a considerable net adverse effect on our earnings,” said Dick Guiltinan, Flowserve senior vice president, finance and chief accounting officer. “Our updated earnings guidance accounts for this adverse effect, and it also anticipates an adverse currency impact for the second half of the year when compared to our original guidance. We will continue to closely monitor the movement of the U.S. dollar in the second half of the year, as continued fluctuations in the exchange rate increase the risk of earnings volatility.”
Tom Pajonas, president, Flowserve Flow Control Division, commented on the recent addition of Valbart Srl to the Flowserve portfolio. “We are very excited about the recent acquisition of Valbart and the complement that its trunnion-mounted ball valve products provide to our oil and gas product portfolio,” said Pajonas. “Given Valbart’s excellent strategic fit within our organization and the pull-through opportunities we expect to generate by leveraging our global sales and service platform, we believe our investment in Valbart is well positioned for a compelling return.”
Tom Ferguson, president, Flowserve Flow Solutions Group, commented on the continued progress of the recently integrated Flow Solutions Group. “The platform offered by our Flow Solutions Group continues to present new opportunities to add customer value and enhance operational efficiencies, particularly within the Industrial Product Division,” said Ferguson. “We have made some key leadership changes within the division and are taking other decisive actions as we work towards our previously announced goal of increasing the division’s operating margins.”

Blinn added, “I believe our performance this quarter reflects the continued dedication and customer-centric focus of our global workforce. We believe that our markets will continue to remain choppy in the near term, with some markets presenting opportunities and others remaining challenged. However, many of our markets are positioned for growth over the long run, particularly developing and emerging markets. We will continue to use the strength of our balance sheet to support strategic investment in these growing markets and drive disciplined profitable growth.”
Segment Overview (all comparisons versus the second quarter of 2009 unless otherwise noted)
FSG Engineered Product Division (EPD)
EPD bookings for the second quarter of 2010 were $631.1 million, an increase of $42.5 million, up 7.2%, or 7.2% excluding currency benefits of less than $1 million. EPD sales for the second quarter of 2010 were $524.5 million, a decrease of $55.8 million, down 9.6%, or 8.9% excluding negative currency effects of approximately $4 million.
EPD gross profit declined to $193.6 million, down $18.0 million or 8.5%, or down $17.2 million or 7.9% excluding realignment charges in the current and comparison periods. Gross margin for the second quarter of 2010 increased 40 basis points to 36.9%, or decreased 40 basis points to 37.1% excluding realignment charges in the current and comparison periods. The gross margin decrease, adjusted to exclude realignment charges, was primarily attributable to pricing from beginning of year backlog and decreased fixed cost absorption. This was partially offset by a sales mix shift toward higher margin aftermarket sales, increased savings resulting from realignment programs over the same period in 2009, as well as operational efficiencies and supply chain savings.
EPD operating income for the second quarter of 2010 decreased to $106.3 million, down $7.3 million or 6.4%, including negative currency effects of approximately $2 million, or down $16.4 million or 13.3% excluding realignment charges in the current and comparison periods. The decrease was primarily attributable to reduced gross profit, partially offset by lower SG&A expenses attributable to increased savings and decreased charges from realignment programs, decreased selling-related expenses and other cost controls. Operating margin increased 70 basis points to 20.3%, or decreased 90 basis points to 20.3% excluding realignment charges in the current and comparison periods.
FSG Industrial Product Division (IPD)
IPD bookings for the second quarter of 2010 were $214.3 million, an increase of $12.3 million, up 6.1%, or 9.6% excluding negative currency effects of approximately $7 million. IPD sales for the second quarter of 2010 were $198.6 million, a decrease of $43.0 million, down 17.8%, or 16.1% excluding negative currency effects of approximately $4 million.
IPD gross profit declined to $49.6 million, down $17.6 million or 26.2%, or down $13.8 million or 19.8% excluding realignment charges in the current and comparison periods. Gross margin for the second quarter of 2010 decreased 280 basis points to 25.0%, or decreased 190 basis points to 26.9% excluding realignment charges in the current and comparison periods. The gross margin decrease was primarily attributable to decreased sales, which negatively impacts fixed cost absorption, and competitive pricing pressure, partially offset by a sales mix shift toward more profitable aftermarket sales and increased savings realized from realignment programs over the same period in 2009.
IPD operating income for the second quarter of 2010 decreased to $15.9 million, down $12.6 million or 44.2%, including negative currency effects of approximately $1 million, or down $11.6 million or 36.7% excluding realignment charges in the current and comparison periods. The decrease was primarily attributable to the decrease in gross profit discussed above, partially offset by lower SG&A expenses attributable to increased savings from realignment programs, decreased selling-related expenses and other cost controls. Operating margin decreased 380 basis points to 8.0%, or decreased 300 basis points to 10.1% excluding realignment charges in the current and comparison periods.
Flow Control Division (FCD)
FCD Bookings for the second quarter of 2010 were $324.9 million, an increase of $51.0 million, up 18.6%, or 20.4% excluding negative currency effects of approximately $5 million. FCD sales for the second quarter of 2010 were $268.8 million, a decrease of $33.7 million, down 11.1%, or 9.5% excluding negative currency effects of approximately $5 million.
FCD gross profit decreased to $100.1 million, down $8.9 million or 8.2%, or down $6.8 million or 6.0% excluding realignment charges in the current and comparison periods. Gross margin for the second quarter of 2010 increased 120 basis points to 37.2% or increased 80 basis points to 38.0% excluding realignment charges in the current and comparison periods. Gross margin improvement reflected favorable product mix, increased realignment programs savings, various CIP initiatives, improved utilization of low-cost regions and lower realignment charges, partially offset by decreased fixed cost absorption.
FCD operating income for the second quarter of 2010 decreased to $42.2 million, down $4.6 million or 9.8%, including negative currency effects of approximately $1 million, or down $8.6 million or 16.0% excluding realignment charges in the current and comparison periods. The decrease was primarily attributable to the decrease in gross profit discussed above, partially offset by lower SG&A expenses attributable to decreased selling-related expenses and increased savings and decreased charges from realignment programs. Operating margin increased 20 basis points to 15.7%, or decreased 90 basis points to 16.9% excluding realignment charges in the current and comparison periods.
Conference Call
The conference call will take place on Thursday, July 29 at 11:00 AM Eastern.

Mark Blinn, president and chief executive officer, as well as other members of the management team will be presenting.
The call can be accessed at the Flowserve Web site at www.flowserve.com under the “Investor Relations” section.
About Flowserve
Flowserve Corp. is one of the world’s leading providers of fluid motion and control products and services. Operating in more than 55 countries, the company produces engineered and industrial pumps, seals and valves as well as a range of related flow management services. More information about Flowserve can be obtained by visiting the company’s Web site at www.flowserve.com.
SAFE HARBOR STATEMENT: This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as, “may,” “should,” “expects,” “could,” “intends,” “plans,” “anticipates,” “estimates,” “believes,” “predicts” or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations and financial performance and condition.
The forward-looking statements included in this news release are based on our current expectations, projections, estimates and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the following: a portion of our bookings may not lead to completed sales, and our ability to convert bookings into revenues at acceptable profit margins; changes in the global financial markets and the availability of capital and the potential for unexpected cancellations or delays of customer orders in our reported backlog; our dependence on our customers’ ability to make required capital investment and maintenance expenditures; risks associated with cost overruns on fixed-fee projects and in taking customer orders for large complex custom engineered products; the substantial dependence of our sales on the success of the oil and gas, chemical, power generation and water management industries; the adverse impact of volatile raw materials prices on our products and operating margins; our ability to execute and realize the expected financial benefits from our strategic realignment initiatives; economic, political and other risks associated with our international operations, including military actions or trade embargoes that could affect customer markets, particularly Middle Eastern markets and global oil and gas producers, and non-compliance with U.S. export/re-export control, foreign corrupt practice laws, economic sanctions and import laws and regulations; our exposure to fluctuations in foreign currency exchange rates, particularly in hyperinflationary countries such as Venezuela; our furnishing of products and services to nuclear power plant facilities; potential adverse consequences resulting from litigation to which we are a party, such as litigation involving asbestos-containing material claims; a foreign government investigation regarding our participation in the United Nations Oil-for-Food Program; expectations regarding acquisitions and the integration of acquired businesses (including the Valbart Srl acquisition); our foreign subsidiaries autonomously conducting limited business operations and sales in certain countries identified by the U.S. State Department as state sponsors of terrorism; our relative geographical profitability and its impact on our utilization of deferred tax assets, including foreign tax credits; the potential adverse impact of an impairment in the carrying value of goodwill or other intangible assets; our dependence upon third-party suppliers whose failure to perform timely could adversely affect our business operations; the highly competitive nature of the markets in which we operate; environmental compliance costs and liabilities; potential work stoppages and other labor matters; our inability to protect our intellectual property in the U.S., as well as in foreign countries; obligations under our defined benefit pension plans; and other factors described from time to time in our filings with the Securities and Exchange Commission.
All forward-looking statements included in this news release are based on information available to us on the date hereof, and we assume no obligation to update any forward-looking statement.
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